                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     CABLE DESIGN TECHNOLOGIES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------

     (5) Total fee paid:

-------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

-------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                       [LOGO OF CABLE DESIGN TECHNOLOGIES]

                           CABLE DESIGN TECHNOLOGIES

Foster Plaza 7 . 661 Andersen Drive                              PAUL M. OLSON
Pittsburgh, PA 15220 . (412) 937-2300        President/Chief Executive Officer

November 7, 2001

Dear Stockholder:

   On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders on Monday, December 10, 2001, at 2:30 P.M., eastern standard time. The meeting will be held at the Hilton Hotel & Towers, 600 Commonwealth Place, Pittsburgh, Pennsylvania 15222.

   The matters scheduled to be considered at the meeting are the election of directors and the election of an auditor for the Company. These matters are more fully explained in the attached Proxy Statement, which you are encouraged to read.

   The Board of Directors values and encourages stockholder participation. It is important that your shares be represented, whether or not you plan to attend the meeting. Please take a moment to sign, date and return your Proxy in the envelope provided even if you plan to attend the meeting.

   We hope you will be able to attend the meeting.

                                          Sincerely,

                                          /s/ Paul M. Olson
                                          PAUL M. OLSON
                                          President and Chief Executive Officer

                       Innovative Connective Technology

                       [LOGO OF CABLE DESIGN TECHNOLOGIES]

                     CABLE DESIGN TECHNOLOGIES CORPORATION

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               -----------------

   Notice is hereby given that the Annual Meeting of Stockholders of Cable Design Technologies Corporation (the ''Company'') will be held at the Hilton Hotel & Towers, 600 Commonwealth Place, Pittsburgh, Pennsylvania 15222 on Monday, December 10, 2001, at 2:30 P.M., eastern standard time, for the following purposes:

          1. To elect eight directors to serve until the next Annual Meeting of Stockholders;

          2. To elect an Auditor for the Company for the ensuing year; the Board of Directors of the Company has recommended Arthur Andersen LLP, the present Auditor, for election as Auditor; and

          3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

   In accordance with the provisions of the Bylaws, the Board of Directors has fixed the close of business on October 26, 2001 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

                                          By order of the Board of Directors
                                          /s/ Charles B. Fromm
                                          CHARLES B. FROMM
                                          Secretary

Pittsburgh, Pennsylvania
November 7, 2001

                     CABLE DESIGN TECHNOLOGIES CORPORATION

                                Foster Plaza 7
                              661 Andersen Drive
                        Pittsburgh, Pennsylvania 15220

                               -----------------

                                PROXY STATEMENT

                   Annual Meeting of Stockholders to be Held
                               December 10, 2001

                               -----------------

                                                               November 7, 2001

   The Proxy is solicited by the Board of Directors of Cable Design Technologies Corporation (the ''Company'') for use at the 2001 Annual Meeting of Stockholders to be held on Monday, December 10, 2001, at 2:30 P.M., eastern standard time, at the Hilton Hotel & Towers, 600 Commonwealth Place, Pittsburgh, Pennsylvania 15222. Solicitation of the Proxy may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders. No additional compensation will be paid to such officers and regular employees for any such Proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company. This Proxy Statement is first being sent to the stockholders on or about November 7, 2001.

                                VOTING MATTERS

   The representation in person or by proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share (the ''Common Stock''), entitled to a vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the stockholder is present in person or is represented by a properly signed proxy. Each stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

   Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the Board of Director's proposals, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

   For all matters to be voted upon at the meeting other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. The directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election of directors. Withholding authority to vote or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker ''non-vote'' occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker ''non-votes'' will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

   Any stockholder giving the enclosed Proxy has the power to revoke such Proxy prior to its exercise either by voting by ballot at the meeting, by executing a later-dated proxy or by delivering a signed written notice of the revocation to the Secretary of the Company before the meeting begins. The Proxy will be voted at the meeting if the signer of the Proxy was a stockholder of record on October 26, 2001 (the ''Record Date'').

   On the Record Date, there were outstanding and entitled to vote at the meeting 44,069,562 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote. A list of the stockholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

                           MATTERS TO BE ACTED UPON

1. Election of Directors

   Pursuant to the Bylaws of the Company, the Board of Directors has determined that the number of directors constituting the full Board of Directors shall be eight. The Board of Directors recommends that the stockholders vote FOR each nominee set forth below. Proxies are solicited in favor of the nominees named on the following pages and it is intended that the Proxies will be voted for the eight nominees. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the Proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director. Each director to be elected will serve until the next Annual Meeting of Stockholders or until a successor is elected and shall qualify.

Information Regarding Nominees for Election of Directors

   A brief statement of the business experience and positions with the Company for the past five years, a listing of certain other directorships and the ages (as of September 30, 2001) of each person nominated to become a director of the Company are set forth on the following pages. There are no family relationships between any of the directors, nominees and executive officers of the Company nor any arrangement or understanding between any director or nominee and any other person pursuant to which he or she was or is to be selected as a director or nominee.

   Bryan C. Cressey, 52, has been Chairman of the Board of the Company since 1988 and a director since 1985. For the past twenty-one years he has also been a General Partner and Principal of Golder, Thoma and Cressey ("GTC") and Thoma Cressey Equity Partners, both private equity firms. He is also a director of Select Medical Corporation, a public company, and several private companies, all of which are unaffiliated with the Company. Mr. Cressey received a Juris Doctor degree and a MBA degree from Harvard University.

   Paul M. Olson, 67, has been President and a director of the Company since 1985, and Chief Executive Officer of the Company since 1993. From 1972 to 1984 Mr. Olson was the President of Phalo Corporation, a wire and cable manufacturer, and directed sales and marketing at Phalo Corporation from 1967 to 1972. From 1963 to 1967, Mr. Olson was employed at General Electric and, from 1960 to 1963, at General Cable, in wire and cable related sales and marketing positions. Mr. Olson has a B.A. degree in economics from Hobart College.

   Lance Balk, 43, has been a director since March, 2000. Mr. Balk has been a partner of Kirkland & Ellis since 1989 in the securities and mergers & acquisition practice groups. Mr. Balk received a Juris Doctor degree and a MBA degree from the University of Chicago.

   George Graeber, 59, has been a director and Chief Operating Officer of the Company since 1998. Between 1992 and 1998, Mr. Graeber served in various other positions with the Company, including Executive Vice President of the Company and President of Montrose/CDT. From 1990 to 1992 Mr. Graeber was a Vice President and General Manager of the Energy division of Anixter International Inc. Mr. Graeber also was the President of the Industrial Electronic division of Brintec Corp. and a Vice President of Brand Rex Cable. Mr. Graeber has a Master's degree in Electrical Engineering from the University of Connecticut.

   Michael F.O. Harris, 63, has been a director of the Company since 1985. For the past nineteen years he has also been a Managing Director of NGI, Inc. and The Northern Group, Inc. (''Northern''), which act as Managing General Partners of Northern Investment Limited Partnership (''NILP'') and Northern Investment Limited Partnership II (''NILP II''), respectively. NILP and NILP II are investment partnerships which own several manufacturing companies unaffiliated with the Company. Mr. Harris has a B.S. degree from Yale University and a MBA degree from Harvard University.

   Glenn Kalnasy, 58, has been a director of the Company since 1985. For the past nineteen years he has also been a Managing Director of NGI, Inc. and Northern, which act as Managing General Partners of NILP and NILP II, respectively. Mr. Kalnasy has a B.S. degree from Southern Methodist University.

   Ferdinand Kuznik, 60, has been a director of the Company since June, 2000.
In June, 2001 Mr. Kuznik retired from Motorola, Inc. where he had served since 1999 as Executive Vice President of Motorola, Inc. and President of Motorola's operations in Europe, the Middle East and Africa. From 1997 to 1999, Mr. Kuznik served as President of Motorola's Personal Communications Sector. Mr. Kuznik has also served as Managing Director of Philips Telecommunications and held management positions with A.D. Little and AT&T Switching Systems. Mr. Kuznik has a Dipl. Ing. degree from the Technical University of Ostrava and a Master's degree in computer science from the Illinois Institute of Technology in Chicago.

   Richard C. Tuttle, 46, has been a director of the Company since 1989. Since 1997, Mr. Tuttle has been a Principal of Prospect Partners, L.L.C., a private equity investment firm. From 1992 to 1996, Mr. Tuttle was an Executive Vice President at Health Care & Retirement Corp., a publicly traded health care company that is unaffiliated with the Company. From 1987 to 1992, he was a Principal at GTC, a private equity investment firm. Mr. Tuttle has a B.A. degree and MBA degree from Stanford University.

2. Election of Auditors

   The Board of Directors recommends that the stockholders vote FOR the election of the firm of Arthur Andersen LLP as the auditors to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending July 31, 2002. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for such firm unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

   Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3. Other Business

   The Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

                      DIRECTORS MEETINGS AND COMPENSATION

Directors Meetings

   The Board of Directors held four regular meetings and one special telephonic meeting during the year ended July 31, 2001 (''fiscal 2001''). The Audit Committee, which consists of Richard C. Tuttle, Michael F.O. Harris and Glenn Kalnasy, oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the Company's internal audits. The Compensation Committee approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. The Compensation Committee consists of Bryan C. Cressey and Richard C. Tuttle. There is no standing nominating committee. During fiscal 2001, each of the Company's incumbent directors participated in excess of 75% of the aggregate of the meetings of the Board of Directors and the meetings of committees of the Board of Directors of which such director was a member. During fiscal 2001, the Compensation Committee met informally, either in person or by phone, on a number of occasions and took all formal actions by written consent and the Audit Committee met, either in person or by telephonic meeting, four times.

Compensation of Directors

   Directors who are also officers of the Company do not currently receive compensation from the Company for their services as directors. Those directors who are not officers of the Company receive $2,500 quarterly for their services as directors. All directors are reimbursed for expenses incurred in connection with their attendance at meetings. Under the Company's Non-Employee Director Stock Plan (the ''Director Plan'') each participating director under such plan is entitled to receive shares of common stock annually with a fair market value of $15,000. Also, on the first day of each of the Company's 2nd, 3rd and 4th fiscal quarters each non-employee director will receive an option grant of 1,500 shares of Common Stock and, for each Committee on which a director serves, an option grant of an additional 500 shares. Grants are made under the 2001 Long-Term Performance Incentive Plan. The option grants vest 33 1/3% each year following grant and have an exercise price equal to the fair market value of the Common Stock on the date of grant.

               MANAGEMENT COMPENSATION AND CERTAIN TRANSACTIONS

Summary Compensation Table

   The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information for Mr. Olson and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2001 (collectively, the ''named executives'').


                                                               Long-Term
                                       Annual Compensation    Compensation
                                    ----------------------    ------------
                                                                 Option       Other     Incentive
                                    Fiscal Salary  Bonus         Awards    Compensation Payments
    Name and Principal Position      Year  ($)(1)  ($)(2)        (#)(3)       ($)(4)     ($)(5)
    ---------------------------     ------ ------- -------    ------------ ------------ ---------
Paul M. Olson......................  2001  500,000  77,613           --       28,572           --
 President, Chief Executive Officer  2000  496,616 695,334           --       30,009           --
                                     1999  476,692 232,375      405,000       31,561    1,018,847

George C. Graeber..................  2001  428,750  46,383           --       25,548           --
 Chief Operating Officer             2000  364,339 364,500           --       26,102           --
                                     1999  310,015 116,250      112,500       26,700           --

David R. Harden....................  2001  301,991  36,913           --       26,376           --
 Senior Vice President               2000  286,331 229,110           --       27,259           --
                                     1999  266,597 146,630      225,000       26,856      949,062

Normand Bourque....................  2001  257,792 335,773(6)        --       20,886           --
 Executive Vice President            2000  252,219 478,461(6)        --       20,135           --
                                     1999  225,319 423,978(6)        --       20,023           --

Ian Mack...........................  2001  241,887 282,471(7)    75,000       25,376           --
 Group President-Europe              2000       --      --           --           --           --
                                     1999       --      --           --           --           --

--------
(1) Amounts in this column reflect salaries paid in the applicable fiscal year.
(2) Amounts in this column reflect bonuses paid with respect to the applicable fiscal year.
(3) Adjusted for the August, 2000 3-for-2 stock split.
(4) Figures in this column include amounts with respect to Company contributions to the West Penn Wire Division Incentive Profit Sharing Plan and Trust (the ''Incentive Plan'') (which is a defined contribution plan) and term life insurance premiums paid by the Company (both of which reflect payments made in the 2000 calendar year), which for each of the named executives other than Mr. Bourque and Mr. Mack are: Mr. Olson, Incentive Plan $24,000, term life insurance premium $4,572; Mr. Harden, Incentive Plan $24,000, term life insurance premium $2,376; and Mr. Graeber, Incentive Plan $24,000, term life insurance premium $1,548. Figures in this column for Mr. Bourque represent term life insurance and medical benefit premium, $4,400, and earned amounts with respect to projected benefits under NORDX/CDT, Inc. defined benefit plans, $16,486. Assuming continued service with the Company until age 65, Mr. Bourque's estimated benefits upon retirement under such plans would be a lump sum payment of $202,557 upon retirement and an annual benefit of $27,402. Figures in this column for Mr. Mack represent Company pension contribution, $23,828 and medical benefit premium, $1,548.
(5) Represents one-time incentive payments to certain members of senior management made in connection with the Company's repurchases of common stock received by such members of senior management upon the exercise of incentive stock options which entitled the Company to a tax benefit of approximately $12.8 million.
(6) Bonus includes $112,500, $206,250 and $168,750 in 2001, 2000 and 1999,
    respectively, of signing bonus paid pursuant to Mr. Bourque's employment agreement entered into on February 5, 1996, and $200,000 in fiscal 2001 under a retention bonus plan adopted in fiscal 2001 and expiring in fiscal 2002.
(7) Bonus includes $241,887 of signing bonus paid pursuant to Mr. Mack's employment agreement entered into on August 1, 2000.

Option Grants in Fiscal Year 2001

   The following table shows information regarding the grant of stock options during fiscal 2001 to the named executives.


                                                       Potential Realizable Value
                      % of Total                        at Assumed Annual Rates
          Number of    Options                        of Stock Price Appreciations
         Securities   Granted to  Exercise                  for Option Term
         Underlying  Employees in  Price   Expiration ----------------------------
  Name   Options (#) Fiscal Year   ($/Sh)     Date        5% ($)        10% ($)
  ----   ----------- ------------ -------- ----------   ---------      ---------
Ian Mack   75,000(1)     20.9%    $23.583   8/01/10   1,112,025      2,819,025

--------
(1) Such options were granted on August 1, 2000 and vest ratably over five years from the grant date.

Option Exercises and Year End Values for Fiscal Year 2001

   The following table shows information regarding the number and value of any unexercised stock options held by the named executives as of July 31, 2001.

                                                                    Value of
                                               Number of       Unexercised in the
                    Shares                    Unexercised       Money Options at
                   Acquired    Value     Options at FY-End (#)     FY-End ($)
                  on Exercise Realized       Exercisable/         Exercisable/
      Name            (#)       ($)          Unexercisable     Unexercisable (1)
      ----        ----------- --------   --------------------- ------------------
Paul M. Olson....       --         --       242,000/163,000     481,750/479,225
David R. Harden..       --         --        150,000/75,000      182,550/91,275
George C. Graeber   13,137    169,861(2)      45,000/67,500     255,375/383,063
Normand Bourque..       --         --         98,820/98,730     273,929/273,680
Ian Mack.........       --         --              0/75,000                 0/0

--------
(1) Based on the closing price of the Common Stock on July 31, 2001 of $15.05.
(2) Shares were not sold by Mr. Graeber. Value realized is based upon market price at time of exercise.

Employment Agreements

   None of the named executives, other than Normand Bourque and Ian Mack, have employment agreements with the Company or any of its affiliates. Pursuant to an employment agreement between Mr. Bourque and the Company, effective as of February 5, 1996 and Mr. Mack and the Company effective August 1, 2000, Messrs. Bourque and Mack are entitled to participate in certain bonus plans, and are entitled to termination payments if terminated without cause. Termination pay is based upon prior compensation and would be paid for a period of 18 months, in the case of Mr. Bourque, and 12 months, in the case of Mr. Mack. The Company also entered into Senior Management Agreements with each of Messrs. Olson and Harden in 1988, pursuant to which each purchased shares of common stock. Messrs. Bourque's and Mack's employment agreements and the Senior Management Agreements also impose certain additional restrictions upon the executives, including confidentiality obligations, assignment of the benefit of inventions and patents to the Company and a requirement that such executives devote substantially all of their business time to the Company.

   Messrs. Olson, Graeber and Mack are also parties to agreements whereby in the event their employment is terminated other than for cause after a change of control or they resigned for good reason following a change of control (i) they would receive an amount equal to 3 times (in the case of Mr. Olson) or 2 times (in the case of Messrs. Graeber and Mack) the sum of (a) their highest annual compensation (excluding bonuses) over the prior 3 calendar years and (b) their average annual bonus over the prior 3 calendar years and (ii) be provided health benefits for 2 years following such change of control. In addition, certain unvested options and other long-term incentives would vest.

Certain Transactions

   Until August 2000, the Company purchased converted copper from an entity controlled by family members of David Harden, an officer of the Company, and purchases, from time to time, production equipment from a Company controlled by Mr. Harden. In fiscal 2001, total purchases by the Company from such entities were approximately $300,000. Purchases were made on an ''as needed'' basis, and there is no contract relating to such purchases. The Company believes that the foregoing transactions were consummated on terms no less favorable than those that could be obtained by the Company from an unrelated third party in a transaction negotiated on an arms-length basis.

   Lance Balk, a director, is a partner of the law firm of Kirkland & Ellis. Kirkland & Ellis performed legal services for the Company prior to and during fiscal 2001.

Compensation Committee Report

  Compensation Policies Applicable to Executive Officers

   During fiscal 2001, the Compensation Committee continued to follow established compensation policies. The compensation program for salaried employees has been designed and is administered to ensure that employee compensation motivates superior job performance and the achievement of business objectives. The main policy objective of executive officer compensation is the maximization of stockholder value over the long term. The Compensation Committee believes that this can best be accomplished by an executive compensation program which reflects the following three principles:

      First, base salaries should be sufficient to attract and retain qualified management talent.

      Second, annual bonus and incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined performance targets.

      Third, a substantial portion of total long-term compensation should reflect performance on behalf of the Company's stockholders, as measured by increases in the Company's stock price.

   The Compensation Committee made no fundamental changes in the basic executive compensation program during fiscal 2001.

  Base Salary

   The Compensation Committee meets in the fall of each year and is currently evaluating compensation for fiscal 2002. Annual base salaries of the executive officers for fiscal 2001 were reviewed by the Compensation Committee at its October 2000 meeting and adjusted as appropriate effective October 1, 2000. Following previously stated policies, the Compensation Committee adjusted salaries based upon competitive salary levels, past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions to future Company performance. The Compensation Committee approved a general salary increases for fiscal 2001 of 5% for executive officers, although certain executive officers received higher increases to reflect additional responsibilities and salaries for persons in comparable positions in other companies.

  Bonus Plan

   Each of the named executive officers and certain other key personnel of the Company participate in an executive/management bonus plan (the ''Bonus Plan''). The Bonus Plan provides for annual bonus awards based upon financial results compared to a projected budget prepared at the beginning of each fiscal year. Employees at each of the Company's operating units receive bonuses determined by the financial results of their respective division and/or by the overall financial results of the Company. Other participants, including the Chief Executive Officer (the ''CEO''), receive bonuses based on the overall financial results of the Company. The individual's Target Bonus ranges from 15% to 70% of base salary, as determined by the Compensation Committee, and based primarily on the employee's position and place of employment within the Company. An individual participant's actual bonus is determined as a percentage ranging from 0% to 200% of the Target Bonus based upon (i) the relevant performance target(s) achieved, and
(ii) the weight given to the relevant operating unit and overall Company performance targets. Bonus amounts are prorated for new participants who are added during the course of a given year. One half of the Bonus Plan bonuses earned are paid quarterly, with the balance paid after final fiscal year results are available. Bonus payments under the Bonus Plan are subject to modification at the discretion of the Compensation Committee. All senior executive/management bonus plans are approved by the Board of Directors.

  Stock Options

   Options for 75,000 shares were granted under the Supplemental Long-Term Performance Incentive Plan to Mr. Mack upon commencement of his employment with the Company. No other stock options were issued to senior management during fiscal 2001. Shares of common stock that remain reserved for grant under the Company's stock option plans as of October 26, 2001 are: for the Long- Term Performance Incentive Plan, 58,852 shares; for the Supplemental Long-Term Performance Incentive Plan, 6,970 shares; for the 1999 Long-Term Performance Incentive Plan, 37,730 shares and for the 2001 Long-Term Performance Incentive Plan, 1,753,000.

   In order to create and provide an option incentive structure similar to that for its employees, the Company adopted the Director Plan in 1995. Under this plan, the Company's outside Directors are eligible to receive shares of common stock in an amount and at a price set by a pre-arranged formula. Under the Director Plan 144,265 shares of common stock remain reserved for grant to the Company's outside Directors.

  Compensation of Chief Executive Officer

   The compensation policies described above apply as well to the compensation of the CEO. The Compensation Committee is directly responsible for determining the CEO's salary level and for all awards and grants to the CEO under the incentive components of the compensation program. The overall compensation package of the CEO is designed to recognize that the CEO bears primary responsibility for increasing the value of stockholders' investments. Accordingly, a substantial portion of the CEO's compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The CEO's compensation is thus structured and administered to motivate and reward the successful exercise of these responsibilities.

   There were no changes made to Mr. Olson's compensation package for fiscal
2001.

  Internal Revenue Code Section 162(m)

   The Compensation Committee has determined that it is unlikely that the Company would pay any material amounts in fiscal 2002 that would result in the loss of a Federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and accordingly, has not recommended that any special actions be taken or that any plans or programs be revised at this time in light of such tax law provision.

  Conclusion

   Through the programs described above and the stock ownership of management through options, the Compensation Committee believes that a significant portion of the Company's executive compensation is linked directly to corporate performance.

                                          Respectfully submitted,

                                          COMPENSATION COMMITTEE MEMBERS

                                          Bryan C. Cressey   Richard C. Tuttle

                                  * * * * * *

Performance Graph

   The following graphs compare the cumulative total return on $100 invested on November 24, 1993 (the first day of public trading of the Common Stock) through July 31, 2001 in the common stock of the Company, the S&P 500 Index and the S&P Electrical Equipment Index and $100 invested on July 31, 1996 through July 31, 2001 in the common stock of the Company, the S&P 500 Index, the S&P Electrical Equipment Index and the S&P Smallcap Communications Equipment Index. The Company is adding the S&P Smallcap Communications Equipment Index to replace the S&P Electrical Equipment Index in the 5-year comparison because it believes it better reflects the Company's industry. The S&P Smallcap Communications Equipment Index was not available when the Company went public. The return of the indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends since its initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance.





     COMPARISON OF CUMULATIVE TOTAL RETURNS AMONG CABLE DESIGN TECHNOLOGIES
                         CORPORATION, S&P 500 INDEX AND
                         S&P ELECTRICAL EQUIPMENT INDEX

                                     [CHART]

                        Cable Design
                        Technologies                    S&P Electrical
                         Corporation   S&P 500 Index   Equipment Index

               11/24/93    $100.00       $100.00           $100.00
                7/29/94    $134.18       $100.99           $105.74
                7/31/95    $227.85       $127.36           $126.30
                7/31/96    $444.08       $148.47           $170.61
                7/31/97    $517.63       $223.03           $274.14
                7/31/98    $478.29       $261.90           $326.41
                7/30/99    $407.82       $310.51           $405.96
                7/31/00    $794.55       $334.36           $541.84
                7/31/01    $507.96       $283.03           $451.57

     COMPARISON OF CUMULATIVE TOTAL RETURNS AMONG CABLE DESIGN TECHNOLOGIES
         CORPORATION, S&P 500 INDEX, S&P ELECTRICAL EQUIPMENT INDEX AND
                  S&P SMALLCAP COMMUNICATIONS EQUIPMENT INDEX


                                    [CHART]


           Cable Design                   S&P Smallcap
           Technologies                   Communications   S&P Electrical
 Date      Corporation   S&P 500 Index   Equipment Index   Equipment Index

7/31/96      $100.00       $100.00           $100.00           $100.00
7/31/97      $116.45       $150.22           $102.49           $160.68
7/31/98      $107.69       $176.41            $81.09           $191.33
7/30/99       $92.95       $209.16            $72.37           $237.95
7/31/00      $181.09       $225.24           $126.14           $317.57
7/31/01      $115.77       $190.67            $67.07           $264.66

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The table below sets forth certain information regarding beneficial ownership of common stock as of October 26, 2001, by each person or entity known to the Company who owns of record or beneficially five percent or more of the common stock, by each named executive officer and director nominee and all executive officers and director nominees as a group.

                                                                     Number of Shares   Percentage of
                                                                            of        Outstanding Common
Name                                                                 Common Stock(1)       Stock(1)
----                                                                 ---------------- ------------------
Fidelity Research and Management Corporation........................    6,316,050            14.3%
Massachusetts Financial Services....................................    5,814,098            13.2%
Bryan C. Cressey(2)(4)..............................................      399,738               *
Paul M. Olson(2)(5).................................................      778,521             1.8%
Lance C. Balk(2)(6).................................................       10,499               *
George C. Graeber(2)(7).............................................       54,000               *
David R. Harden(8)..................................................      732,430             1.7%
Michael F.O. Harris(2)(3)(9)........................................       34,463               *
Glenn Kalnasy(2)(3)(6)..............................................       17,958               *
Ferdinand Kuznik(2)(6)..............................................        4,634               *
Ian Mack(10)........................................................       15,000               *
Richard C. Tuttle(2)(3)(11).........................................       48,341               *
Norman Bourque(12)..................................................      100,455               *
All executive officers and director nominees as a group (15 persons)    2,420,868             5.5%

--------
 *  Represents less than 1%.
 (1) Figures are based upon 44,069,562 shares of common stock outstanding as of October 26, 2001. The figures assume exercise by only the stockholder or group named in each row of all options for the purchase of common stock held by such stockholder or group which are exercisable within 60 days of October 26, 2001. Figures for Fidelity Research and Management Corporation and Massachusetts Financial Services are as of June 30, 2001, which represents the latest available data.
 (2) Messrs. Cressey, Olson, Balk, Graeber, Harris, Kalnasy, Kuznik and Tuttle are directors of the Company.
 (3) Member of the Audit Committee.
 (4) Includes 666 shares covered by options and 70,000 shares held by the Bryan and Christina Cressey Foundation (the ''Foundation''). Mr. Cressey is the President of the Foundation and may be deemed to be a beneficial owner of the common stock of the Company owned by the Foundation, but Mr. Cressey disclaims any such beneficial ownership.
 (5) Includes 242,000 shares covered by options.
 (6) Includes 500 shares covered by options for each of Messrs. Balk, Kalnasy and Kuznik.
 (7) Includes 45,000 shares covered by options.
 (8) Includes 150,000 shares covered by options.
 (9) Includes 666 shares covered by options.
(10) Includes 15,000 shares covered by options.
(11) Includes 17,902 shares covered by options.
(12) Includes 98,820 shares covered by options.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director as defined by New York Stock Exchange rules. The Audit Committee has adopted a written charter which has been approved by the Board of Directors, and which is set forth in Appendix A of this Proxy Statement. The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. Arthur Andersen LLP, the Company's independent auditor for fiscal 2001, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Arthur Andersen the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). Arthur Andersen has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Arthur Andersen that firm's independence. The Audit Committee also considered whether Arthur Andersen's provision of non-audit services to the Company and its affiliates is compatible with Arthur Andersen's independence.

   Audit Fees: An aggregate of $489,540 was billed for professional services rendered for the audit of the Company's annual financial statements for the 2001 fiscal year and for the reviews of financial statements included in the Company's quarterly reports on Form 10-Q for the 2001 fiscal year.

   Audit-Related Fees: An aggregate of $276,252 was billed for audit-related services for the 2001 fiscal year including statutory audits, employee benefit plan audits and internal audit services.

   Financial Information Systems Design and Implementation Fees: Arthur Andersen LLP did not render professional services to the Company relating to financial information systems design and implementation during the 2001 fiscal year.

   All Other Fees: Fees billed to the Company by Arthur Andersen LLP during the 2001 fiscal year for all other services rendered to the Company totaled $288,434.

   The Company's Audit Committee considered whether the provision of non-audit services rendered by Arthur Andersen LLP to the Company was compatible with maintaining Arthur Andersen LLP's independence and concluded that Arthur Andersen's independence was not impaired.

   Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001 and that Arthur Andersen be appointed independent auditors for the Company for fiscal 2002. The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

                                          Michael F.O. Harris (Chairman)
                                          Richard C. Tuttle
                                          Glenn Kalnasy

      DIRECTOR AND OFFICER AND TEN PERCENT STOCKHOLDER SECURITIES REPORTS

   The federal securities laws require the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the common stock of the Company.

   Due to an administrative error on the part of the Company, (i) the Form 4's for the non-employee directors in connection with director options issued in the 3rd and 4th fiscal quarters were not filed, (ii) Form 4's were not filed with respect to purchases of stock made in fiscal 2001 by Messrs. Dudley, Harden and Bourque through automatic payroll deductions under the Company's Employee Stock Purchase Program and (iii) Bryan Cressey's Form 5 with respect to certain gifted shares was not filed. Form 5's with respect to such options and stock were, or are in the process of being, filed. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year 2001, all of the Company's officers, directors and greater-than-ten-percent beneficial owners made all other required filings.

                             STOCKHOLDER PROPOSALS

   Proposals of stockholders to be presented at the 2002 Annual Meeting of Stockholders must be received by the Secretary of the Company by July 10, 2002 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. It is anticipated that the 2002 Annual Meeting will be scheduled for December 10, 2002.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors does not know of any business to come before the Annual Meeting other than the matters described in the notice. If other business is properly presented for consideration at the Annual Meeting, the enclosed Proxy authorizes the persons named therein to vote the shares in their discretion.

                            SOLICITATION OF PROXIES

   Solicitation of the Proxies may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock. In addition to use of the mails, Proxies may be solicited by officers and employees of the Company in person or by telephone. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum might otherwise not be obtained or for solicitation of proxies in connection with any of the proposed matters.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Company's Annual Report for the fiscal year ended July 31, 2001, including the financial information included therein, has been filed with the Securities and Exchange Commission and is incorporated in this Proxy Statement by reference.

                                                                     Appendix A

                     CABLE DESIGN TECHNOLOGIES CORPORATION
           CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                             Adopted March 7, 2000

PURPOSE

   The Audit Committee is appointed by the Board of Directors of Cable Design Technologies Corporation (the "Company") to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary functions are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

  . Monitor the independence and performance of the Company's independent auditors and internal auditing department.

  . Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board.

   The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

COMPOSITION

   Audit Committee members shall be appointed by the Board and shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be initially comprised of two or more directors, as determined by the Board. No later than June 14, 2001, the Audit Committee shall be comprised of three or more directors, as determined by the Board. Each of the members of the Audit Committee shall be independent non-executive directors, free from any relationship that, in the judgment of the Board, would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have, in the judgment of the Board, accounting or related financial management expertise.

   The Audit Committee shall meet with such frequency as the Audit Committee determines necessary or appropriate.

RESPONSIBILITIES AND DUTIES

   The Audit Committee shall exercise the following powers and duties with respect to the Company and, unless otherwise specified, any of its direct or indirect subsidiaries:

  Review

  . Review and reassess the adequacy of this Charter at least annually. Submit any proposed changes to this Charter to the Board of Directors.

  . Discuss with management and independent auditors any significant issues regarding accounting principles, practices and judgments applicable to the Company's quarterly and annual financial statements prior to such financial statements being filed with the SEC. Included should be a discussion of any items required to be communicated by the independent auditors in accordance with SAS 61.

  . In consultation with the management, the independent auditor and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

  Independent Auditors

  . The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. On an annual basis, the Audit Committee shall review the independence and performance of the independent auditors and recommend to the Board of Directors this appointment of the independent auditors or approve any discharge of auditors when circumstances warrant. In connection with such review, the Audit Committee shall cause the auditors to provide a report that discloses all of the relationships with the Company that the auditor believes may impact independence and objectivity.

  . Approve the fees and other significant compensation to be paid to the independent auditors.

  . Review the independent auditors' audit plan, including the scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

  . Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

  Internal Audit Department

  . Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed.

  . Review significant reports prepared or presented by the internal audit department together with management's response and follow-up to these reports.

  Other Audit Committee Responsibilities

  . Annually prepare a report to shareholders as required by the Securities and Exchange Commission.

  . Recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K as required by the Securities and Exchange Commission.

  . Perform any other activities consistent with this Charter, the Company's by-laws and governing law as the Audit Committee or the Board deems necessary or appropriate.

  . Periodically report to the Board of Directors on significant results of the foregoing activities.

                                  * * * * * *

                                 DETACH HERE



                                      PROXY

                      CABLE DESIGN TECHNOLOGIES CORPORATION

             For Annual Meeting of Stockholders - December 10, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul M. Olson, Kenneth O. Hale and Charles B. Fromm, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of the Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified below and upon such other matters as may be properly brought before the meeting or any adjournments thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE
                                  ---
PROPOSALS IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL 3.

 SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
    SIDE                                                               SIDE

CABLE DESIGN TECHNOLOGIES
CORPORATION
C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398
















                                    DETACH HERE

[X] Please mark
    votes as in                                                         !
    this example.                                                         !___


1. To elect a Board of Directors                    2. To elect Arthur  Andersen  LLP as    FOR   AGAINST   ABSTAIN
   for the ensuing year.                               auditors  for the fiscal  year       [ ]     [ ]       [  ]
   Nominees:  (01) Bryan C. Cressey,                   ending July 31, 2002.
   (02) Paul M. Olson, (03) Lance Balk,
   (04) George Graeber, (05) Michael                3. To transact such other business as may properly come before the meeting.
   F. O. Harris,(06) Glenn Kalnasy,
   (07) Ferdinand Kuznik, (08) Richard
   C. Tuttle.

           FOR       WITHHELD
           [ ]         [ ]


   [ ] __________________________
       For all nominees except
       as noted above


                                                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]

                                                    (If signing as attorney, executor, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.)

Signature: ________________ Date: ______ Signature: ______________ Date: ______